Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Chuck Hartlage	Thierry Denis
419.248.5395	419.248.5748

Owens Corning Elects Adrienne D. Elsner to Board of Directors

TOLEDO, Ohio – Feb. 2, 2018 – Owens Corning (NYSE: OC) today announced that Adrienne (Deanie) D. Elsner, President, U.S. Snacks, Kellogg Company, has been elected to the company’s Board of Directors effective immediately.

“We are pleased to welcome Deanie Elsner to our Board of Directors,” said Owens Corning Chairman and Chief Executive Officer Mike Thaman. “With her extensive experience in business, marketing and product innovation, she will be a great asset to the company and is certain to make significant contributions to the Board.”

Ms. Elsner joined Kellogg Company in August 2015. Prior to joining Kellogg Company, she served more than 20 years in various leadership roles at Kraft Foods, Inc., including Executive Vice President and Chief Marketing Officer. Her experience also includes sales roles at Procter & Gamble and Johnson & Johnson. Ms. Elsner has served on the Board of Directors of the Ad Council as well as the Museum of Science and Industry in Chicago.

Ms. Elsner holds a bachelor’s degree in Marketing and Entrepreneurial Studies from the University of Arizona and a MBA in Marketing and Finance from the University of Chicago.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures and markets insulation, roofing and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2016 sales of $5.7 billion and employs about 17,000 people in 33 countries. It has been a Fortune 500® company for 63 consecutive years. For more information, please visit www.owenscorning.com.

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